Exhibit 99.(d).34

JOHN HANCOCK INVESTMENT TRUST

SUBADVISORY AGREEMENT

AGREEMENT made this day of July 19, 2019, between John Hancock Investment Management LLC (formerly, John Hancock Advisers, LLC), a Delaware limited liability company (the “Adviser”), and Graham Capital Management, LP, a Delaware limited partnership, (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF SUBADVISER

The Subadviser undertakes to act as the investment subadviser to and, subject to the supervision of the Trustees of John Hancock Investment Trust (the “Trust”) and the terms of this Agreement, to manage the investment and reinvestment of the assets of the series specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the “Portfolios”). The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or in another writing by the Trust and Adviser.

The Adviser shall cause the Sub-Adviser to be kept informed with regard to the amount of funds available, or to become available, for investment. The Adviser shall timely furnish the Subadviser with such additional information as may be reasonably necessary for, and reasonably requested by, the Subadviser to perform its responsibilities pursuant to this Agreement, including any such documents relating to the Trust.

2.	SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

a.	Subject always to the direction and control of the Trustees of the Trust, the Subadviser will manage the investments and determine the composition of the assets of the Portfolios in accordance with the Portfolios’ investment objectives, investment policies and limitations set forth in the Trust’s registration statement, as amended, or as subsequently amended in writing and provided the Subadviser. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolios, the Subadviser will:

i.	formulate and implement a continuous investment program for each Portfolio, , consistent with the investment objectives and related investment policies and limitations for each such Portfolio as described in the Trust’s registration statement, as amended, or as subsequently amended in writing;

ii.	take whatever steps are necessary to implement these investment programs by the purchase and sale of derivatives including futures contracts and FX spot and forwards positions (including the placing of orders for such purchases and sales) to the extent such are authorized by a Portfolio’s registration statement and by investing all unencumbered cash of the Portfolios;
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iii.	manage required collateral levels in connection with the investment and reinvestment of the assets of the Portfolios. The Subadviser will provide instructions to the custodian for the Portfolios (the “Custodian”) to post collateral and to call for collateral from counterparties, as necessary, and will arrange for the transmission to the Custodian on a daily basis such confirmation, trade tickets, and other identifying information (including, but not limited to, Cusip, Sedol, or other numbers that identify the securities to be purchased or sold on behalf of the Portfolios) as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to each Portfolio. The Subadviser will provide reports with respect to its collateral management activities as requested by the Adviser;

iv.	regularly report to the Trustees of the Trust with respect to the implementation of these investment programs; and

v.	provide assistance with and make recommendations for the fair value of the financial assets held by the Portfolios for which market quotations are not readily available or which may be identified for review from time to time by either the Trust or the Subadviser.

b.	The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties hereunder faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolios (excluding determination of net asset value and fund accounting services). All other expenses incurred in a Portfolio’s operation will be borne by such Portfolio, unless specifically assumed by the Subadvisor.

The Subadviser has responsibility for selecting the counterparties, broker/dealers, futures commission merchants (“FCMs”), clearing agents and cash management facilities (e.g., money market instruments) to facilitate its investment program and effect all transactions for the Portfolios, and the Adviser acknowledges that the Subadviser anticipates using the following clearing brokers to clear the futures and FX contracts traded by the Subadviser on behalf of the Portfolios: Morgan Stanley, UBS, Barclays and BAML, the following FCMs for futures transactions trades by the Subadviser on behalf of the Portfolios: Morgan Stanley, Barclays and BAML and the following cash management facilities on behalf of the Portfolios: money market mutual funds, direct investments in U.S. Government securities, repurchase agreements, bank deposits and other cash equivalents. The Subadviser will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable. The Subadviser will always seek the most favorable possible price and best execution in the circumstances in all transactions. Subject to the foregoing, the Subadviser

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is directed at all times to seek to execute transactions for the Portfolios in accordance with its trading policies, as disclosed by the Subadviser to the Portfolio from time to time, but in all cases subject to policies and practices established by the Portfolio and described in the Trust’s registration statement. Notwithstanding the foregoing, the Subadviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and by the Trust’s registration statement, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

c.	On occasions when the Subadviser deems the purchase or sale of a financial asset to be in the best interest of the Portfolios as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the assets to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the assets so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolios and to its other clients.

d.	The Subadviser will maintain all accounts, books and records with respect to the Portfolios as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and the rules thereunder.

e.	The Subadviser shall vote proxies relating to the Portfolios’ investment securities in accordance with the Trust’s proxy voting policies and procedures, which provide that the Subadviser shall vote all proxies relating to securities held by the Portfolios and, subject to the Trust’s policies and procedures, shall use proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act. The Subadviser shall review its proxy voting activities on a periodic basis with the Trustees.

f.	The Subadviser shall act in compliance with all applicable laws, regulations and fiduciary duties relating to insider trading or insider dealing while in possession of material non-public or inside information.
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3.	COMPENSATION OF SUBADVISER

For the services provided to the Portfolios, the Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.

4.	LIABILITY OF SUBADVISER;

Neither the Subadviser nor any of its directors, officers or employees shall be liable to the Adviser, the Trust, or the Custodian for any loss suffered by the Adviser or Portfolios resulting from its acts or omissions as Subadviser to the Portfolios, except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser or any of its directors, officers or employees.

5.	CONFLICTS OF INTEREST

It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Subadviser as trustees, officers, partners or otherwise; that employees, agents and partners of the Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the limited partnership agreement of the Subadviser, respectively, or by specific provision of applicable law.

6.	REGULATION

The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations The Adviser warrants that the Portfolio is a “qualified eligible person” as that term is defined under CFTC Rule 4.7 and consents to the Portfolio begin an exempt account under CFTC Rule 4.7.

7.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective on the date first indicated above, subject to the condition that the Trust’s Board, including a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of the Adviser or the Subadviser, shall have approved this Agreement in the manner required by the Investment Company Act. Unless terminated as provided herein, this Agreement shall remain in full force and effect through and including the second anniversary of the date first indicated above, and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance is specifically approved at least annually by (a) the Board, or by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of each Portfolio, and (b) the vote of a majority of those

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Trustees who are not interested persons (as such term is defined in the Investment Company Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, or, with respect to a Portfolio, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days’ written notice to the Portfolio and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

8.	PROVISION OF CERTAIN INFORMATION BY SUBADVISER AND ADVISER

a.	The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

i.	the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

ii.	the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

iii.	any change in actual control or senior management of the Subadviser or any change in the portfolio managers of the Trust.

b.	The Adviser will promptly notify the Subadviser in writing of the occurrence of any of the following events:

i.	the Adviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

ii.	any change in actual control of the Adviser.

9.         USE OF NAMES

The Subadviser agrees not to use the names, or any derivatives of the names “John Hancock,” “John Hancock Investment Management LLC” or the names of any such entities’ affiliates in any prospectus, sales literature or other materials without first obtaining the applicable entity’s express, written consent prior to the use of such name.

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10.       AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the portfolios of the Trust. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed. by both parties.

11.       ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

12.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

13.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

14.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

15.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

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16.	LIMITATION OF LIABILITY

The Agreement and Declaration of Trust of the Trust, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name “John Hancock Investment Trust” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any Portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.

17.	CONFIDENTIALITY

a.         All information of or pertaining to the Trust, the Adviser and any of its affiliates, whether stored on computer disk or as electronic media, to which the Subadviser is given access or otherwise obtains in the course of its provision of the services under this Agreement, including but not limited to the Portfolios’ holdings and shareholder information (which includes, without limitation, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information), is referred to as “Confidential Information.”

b.         The Subadviser shall hold all Confidential Information in confidence and shall not disclose any Confidential Information to any person, unless otherwise permitted hereunder and Subadviser shall not use any such Confidential Information for purposes other than in connection with the services provided under this Agreement.

c.         The Subadviser agrees to treat the Portfolios’ holdings as confidential information in accordance with the Trust’s “Policies and Procedures Regarding Disclosure of Portfolio Holdings” as such policy may be amended from time to time, and to prohibit its employees from disclosing or trading while in possession of any such confidential information.

d.         If the Subadviser becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Subadviser may disclose such Confidential Information to the extent legally required; provided, however, that Subadviser shall (i) first notify the Trust of such legal process, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the Trust’s consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the confidential nature of such information. Nothing herein shall require Subadviser to fail to honor a validly issued subpoena, court or administrative order, or other legal requirement on a timely basis.

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18.	CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS

As required by Rule 17a- 10 under the Investment Company Act, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:

1.	other subadvisers to a Portfolio;

2.	other subadvisers to a Trust portfolio; and

3.	other subadvisers to a portfolio under common control with a Portfolio.

19.	COMPLIANCE

In managing the investments of and determining the composition of the assets of the Portfolios and in performing its other services and obligations hereunder, the Subadviser shall as applicable: (i) comply with the investment objectives, policies and restrictions of the Portfolios as set forth in the registration statement of the Trust, as from time to time amended or supplemented and as provided to the Subadviser; (ii) comply with all policies, guidelines, instructions and procedures approved by the Board or the Adviser with respect to the Portfolios and furnished to the Subadviser; (iii) comply with all applicable requirements of the Investment Advisers Act, the Investment Company Act and the rules and regulations under each thereof, as the same may be amended from time to time; (iv) work collaboratively with the Adviser to cause the Portfolios to comply with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (for so long as the Portfolios seek to qualify as a regulated investment company under the Code); and (v) comply with all other applicable law, rules and regulations. In addition, the Subadviser shall maintain compliance procedures for the Portfolios that the Subadviser reasonably believes are adequate to ensure its and the Portfolios’ compliance with the foregoing.

Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of the commencement of a regulatory examination of the Subadviser by any relevant regulatory authority and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies, (iii) documentation of any review of the Subadviser’s Compliance Policies by any legal or regulatory authority having jurisdiction over the Subadviser and (iv) notification of any material compliance matter that relates to the services provided by the Subadviser to the Portfolios including, but not limited to, any material violation of the Compliance Policies or of the Subadviser’s code of ethics and/or related code. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Portfolios to comply with Rule 38a-1 under the Investment Company Act. The Subadviser also agrees to provide such other information relating to the Subadviser’s compliance program as may be reasonably requested by the Portfolios, the Portfolios’ Chief Compliance Officer, or his or her authorized representative.

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20.	Non-Exclusivity.

Except as set forth in separate Exclusivity Agreement, dated July 19, 2019 (the “Exclusivity Agreement”) between the Adviser and the Subadviser, the services of the Subadviser to the Adviser with respect to the Portfolios are not to be deemed to be exclusive, and the Subadviser and its affiliates shall be free to render any investment advisory or any other services to others whether similar or dissimilar in nature to the services hereunder (including other investment companies) and to engage in any other activities. It is understood and agreed that the directors, officers, and employees of the Subadviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

The Adviser acknowledges that the Subadviser now acts and subject to the terms of the Exclusivity Agreement from time to time hereafter may act as investment adviser or sub-investment adviser to one or more private funds, investment companies and fiduciary or other managed accounts (collectively, the “accounts”). The Adviser acknowledges that while the Portfolios and other accounts may invest in the same type of securities, the Subadviser may give advice or exercise investment responsibility and take such other action with respect to such other accounts which may differ from advice given or the timing or nature of action taken with respect to the Portfolios; provided, however, that any such advice is consistent with the Subadviser’s fiduciary duties and obligations to the Portfolios.

In addition, it is understood that the persons employed by the Subadviser to assist in the performance of the Subadviser’s duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict the Subadviser’s right or the right of any of the Subadviser’s affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT LLC
By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

GRAHAM CAPITAL MANAGEMENT, LP
By:	/s/ James Medeiros
Name:	James Medeiros
Title:	CEO
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Exhibit 99.(d).34

APPENDIX A

The Subadviser shall serve as investment subadviser for the Portfolios of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

John Hancock Diversified Macro Fund [               ]

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) 365 (the “Applicable Annual Fee Rate”). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

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If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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